Exhibit 6.11

ASSET PURCHASE AGREEMENT

between

BRLIT DENTAL LABORATORY, INC.

(as Seller) and

STANDARD DENTAL LABS INC.

(as Buyer)

Dated as of January 30th, 2026

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ASSET PURCHASE AGREEMENT, dated _January 30th , 2026 (this “Agreement”), between

BRLIT DENTAL LABORATORY, INC., a Florida corporation (“or the “Seller”); and

STANDARD DENTAL LABS INC., a Nevada corporation (“SDL” or the “Buyer”).

The Buyer and Seller are sometimes individually referred to herein as a “ Party”, and collectively as the “Parties”.

PREAMBLE

The Buyer wishes to acquire from Seller, and Seller wishes to transfer to Buyer certain assets of Seller in consideration for the Purchase Price as a combination of Buyer’s Common Shares and certain cash or other consideration as otherwise outlined herein (the “Acquisition”).

ARTICLE I

PURCHASE AND SALE OF ASSETS; SALES TAXES; DEFINITIONS

1.1Transfer of Purchased Assets.

On the terms and subject to the conditions contained in this Agreement, at the Closing the Seller shall sell, transfer, convey and assign to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under substantially all of Seller’s assets, properties, interests in properties and rights, whether tangible or intangible and whether real, personal or mixed, as the same shall exist immediately prior to the Closing, but excluding the Excluded Assets (collectively, the “Purchased Assets”).

The Purchased Assets shall include, but are not limited to: all client contracts for existing Seller clients; certain physical assets of the Seller including all dental lab equipment, furniture, computers and other office equipment; the assumption of certain contracts, equipment leases and office leases (if any); and specifically the right to continue to use the name “BRLIT DENTAL LABORATORY, INC.” along with certain other rights, trademarks, intellectual property and intangible assets of the Seller. More specifically and subject to Section 1.2, the Purchased Assets include, but are not limited to the following assets, properties and rights of the Seller as of the Closing Date:

(a) all fixed assets, including furniture, fixtures, machinery, equipment, computer hardware and software, and all other tangible assets and personal property of the Seller as listed on Schedule 1.1(a), other than Excluded Assets of the Seller as listed on Schedule 1.2;

(b) all rights and benefits of the Seller under the Contracts as listed on Schedule 1.1(b) (the “Assigned Contracts”);

(c) all goodwill, going concern value, patents, patent applications, patent rights, copyrights, copyright applications, Websites, URL’s, domain names, methods, know-how, software, technical documentation, computer programs, engineering drawings, product concepts, and ideas under development, processes, process charts, procedures, inventions, trade secrets, trademarks, trade names, trade dress, logos, business names (and specifically the right to continue to use the name “BRLIT DENTAL LABORATORY, INC.), telephone numbers, confidential information, franchises, customer lists, customer files, marketing materials, advertising records, advertising rights with respect to all media, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights (and all rights thereto and applications therefor), including the Intellectual Property;

(d) all rights to causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by the Seller, including all rights and claims against manufacturers and vendors of the Seller, relating to the subject matter of this Agreement, whether arising by way of counterclaim or otherwise, provided that for any claim, demand, action or lawsuit brought or asserted against Seller by a third-party, Seller shall retain and have all rights, claims, defenses, and remedies against such third-party;

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(e) to the extent assignable, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Seller related to the subject matter of this Agreement;

(f) to the extent assignable, all Permits, licenses or similar rights to the extent that they are assignable, including those listed on Schedule 1.1(i) (the “Transferred Permits”); and

(g) all information, files, databases, correspondence, records, data, plans, reports, and Contracts, including any and all information and records relating to investment, insurance and other current and past customers, client files, customer, supplier, price and mailing lists, business contacts, and investment, underwriting, and claims files together with all usual and customary records in connection therewith, and all accounting or other books and records of Seller in whatever media retained or stored, including computer programs and disks.

1.2 Excluded Assets.

The Purchased Assets exclude, and the Buyer shall not purchase or acquire hereunder, any right, title or interest in, to and under any of the excluded assets of the Seller listed below and as outlined on Schedule 1.2 (collectively, the “Excluded Assets”).

(a) all ownership and other rights with respect to Seller Employee Benefit Plans;

(b) all rights of Seller under any excluded Contracts listed on Schedule 1.2;

(c) all accounts receivable outstanding as at the Closing Date;

(d) any Permit, license, warranty, or guarantee that by its terms is not transferable or assignable to Buyer;

(e) all Contracts other than Assigned Contracts (the “Excluded Contracts”), which Seller may, in its sole discretion, terminate after Closing;

(f) all equity interests in the Seller or any subsidiary of the Seller;

(g) all of such Seller’s federal, state, and local income Tax Returns and records (provided that the Seller has made available copies of such Tax Returns and records to the Buyer prior to the Closing) and any rights to Tax refunds, including without limitation any rights to Employee Retention Tax Credits of the Seller;

(h) all personnel files and payroll records related to employees of the Seller;

(i) all causes of action, judgments, claims, reimbursements and demands, of whatever nature, in favor of Seller which relate to the Excluded Assets or Retained Liabilities and all counterclaims, crossclaims, and defenses in regard to any claims or causes of action currently or hereafter pending or threatened against Seller;

(j) all losses, loss carry forwards, loss carry backs, and rights to receive refunds, rebates, offsets, credits or credit carry forwards with respect solely to Taxes of Seller;

(k) any insurance policies maintained by Seller and any claims under such policies and all obligations under those insurance policies including costs associated with defense of any Actions;

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(l) the charter documents, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of the Seller;

(m) all ability and control for Seller to hire additional employees and managers as needed to replace themselves or supplement operations; and

(n) any other items listed on Schedule 1.2.

1.3 Assumed Liabilities.

Subject to the terms and conditions set forth in this Agreement, Buyer hereby assumes and agrees to pay, perform and discharge when due any and all of the following liabilities (the “Assumed Liabilities”) of the Seller:

(a) Subject to Section 1.4(a) below, Buyer shall assume, pay, fulfill, perform or otherwise discharge all Liabilities and obligations with respect to the Purchased Assets arising after the Closing Date;

(b) all Liabilities and obligations for (i) Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 4.4; and

(c) the Liabilities set forth on Schedule 1.3(c).

1.4 Retained Liabilities. Except for the Assumed Liabilities, the Buyer does not assume and shall in no event be liable for any Liability of the Seller, or any Affiliate or successor of such Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise, including, without limitation, the following (collectively, the “Retained Liabilities”);

(a) Notwithstanding anything to the contrary in Section 1.3(a), Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any of the following liabilities and obligations:

i.	Except for those liabilities set forth on Schedule 1.3(c), any obligations and liabilities, if any, for rentals, advance royalty payments or production royalty payments under the Purchased Assets accruing prior to the Closing Date;

ii.	the Liabilities of the Seller under the Assigned Contracts that arises out of or relates to any breach of such Assigned Contract that occurred prior to the Closing Date;

(b) all Liabilities of the Seller for Indebtedness for which Seller is liable;

(c) all Liabilities of the Seller for Taxes, including, without limitation, (i) all Liabilities for Taxes with respect to ownership of the Purchased Assets arising or relating to taxable events occurring on or prior to the Closing Date for such Purchased Assets, (ii) all Liabilities for Taxes arising in connection with, or resulting from, the consummation of the transactions contemplated by this Agreement payable by Seller or for which Seller is liable to pay;

(d) all Liabilities arising from any Proceeding involving such Seller, its business or any Affiliate of the Seller, whether arising prior to, pending on, or arising after the applicable Closing Date relating to events occurring on or prior to the applicable Closing, including without limitation the litigation matters listed on Schedule 1.4(d), if any;

(e) all Liabilities of the Seller to its current or former employees;

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(f) any Liabilities of the Seller under any Employee Benefit Plans, including any Liability for withdrawal from, or termination of, such Employee Benefit Plans, and any Tax arising from such Employee Benefit Plans or result of any transaction with or by such Employee Benefit Plans;

(g) all Liabilities of the Seller to any current or former member, manager, officer, employee or Affiliate of the Seller, including, without limitation, any Liability arising out of or related to any loan, or any accrued interest related thereto, from any member, manager, officer, employee or Affiliate to the Seller;

(h) any Liability to, or arising under any workers’ compensation program to which premiums or contributions are required to be paid;

(i) any Liability as a result of, arising out of or relating to any events occurring prior to Closing as to any (i) billing or payment review, billing or payment audit, recoupment or repayment proceeding, or other Proceeding, or appeals related thereto or settlements arising therefrom, brought by, on behalf of or before, any commission, board, agency or other Government Authority, Payor or any other third party, including any state department of health or any other state or federal agency with respect to any payments received by such Seller for services rendered;

(j) all Liabilities related to the Excluded Assets, including any Liabilities arising at any time under any Excluded Contract;

(k) all Liabilities of the Seller or any Affiliate of such Seller with respect to releases of Hazardous Materials or violations of Environmental Laws, in each case arising out of events occurring prior to the Closing Date;

(l) any and all other Liabilities relating to the business of the Seller other than the Assumed Liabilities;

(m) any Liability of the Seller incurred in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement; and

(n) the Liabilities set forth on Schedule 1.4(n), if any.

1.5 Assignment of Contracts and Rights.

Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement or an attempted agreement to sell, transfer, sublease or assign any Assigned Contract (or any claim or right or any benefit arising thereunder or resulting therefrom) if the attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or the Seller thereunder, such Assigned Contracts being deemed Non-Assignable Assets (as defined in Section 2.6). Subject to the provisions of Section 2.6, the Seller shall use its commercially reasonable efforts to obtain the consent of the other party to any Assigned Contract to the transfer, sublease or assignment thereof to the Buyer in all cases in which such consent is required for the transfer, sublease or assignment of any such Assigned Contract. If any such consent is not obtained and the Closing occurs, the Seller shall use its commercially reasonable efforts to provide for the Buyer the benefits of such Assigned Contract.

1.6 Further Assurances.

The Seller shall, from time to time after the Closing, upon the written request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or assurances as may be reasonably required to transfer, assign, convey, grant and confirm to the Buyer, or to aid and assist in the reducing to possession by the Buyer of the Purchased Assets, or to vest in the Buyer good and marketable title to the Purchased Assets.

1.7 Sales Tax.

The Seller shall pay to applicable Taxing Authorities any and all sales Taxes, use Taxes, transfer Taxes, license Taxes, documentary charges, recording fees or similar Taxes, charges or fees (other than income Taxes of the Seller) that may become payable in connection with the sale, transfer and conveyance of the Purchased Assets to the Buyer (the “Transaction Taxes”). The Seller and the Buyer shall coordinate with each other the filing of any forms required in connection with such Taxes, charges or fees. The parties shall reasonably cooperate to minimize the amount of any Transaction Taxes imposed in connection with the sale of the Purchased Assets to the Buyer.

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1.8Seller Consulting. From and after Closing, for a period of 90 days, Emil Brlit, David R. Damschroder, and Elena Brlit, and (the “Consultants”) agree to perform, and Buyer shall hire the Consultants to perform, such consulting services consistent with their current positions with the Seller (the “Consulting Agreements”). Each Consulting Agreement shall include the following terms: (i) the Consultants shall be compensated at their current established salary pro rated for the period of service, indexed yearly to inflation using the Consumer Price Index, (ii) the term of the Consulting Agreement shall be for a period of 90 days after Closing, at which point continuance of the Consulting Agreement shall be terminable at will upon written notice by either the relevant Consultant or the Buyer and provided further the Consulting Agreement will provide for customary termination rights on behalf of either party for the non-performance, non-cured breach, fraud, gross negligence or other conduct materially detrimental to the other party (including providing for termination by the Buyer for any breach by the relevant Consultant of the provisions of Section 6.5 hereof), (iii) the Consultant will be required to provide services for a minimum total of 120 hours per month pursuant to the standards of performance as agreed to in the Consulting Agreement and (iv) the Consulting Agreement will contain such other terms and conditions customary for such consulting arrangements as mutually agreed to by the Buyer and the relevant Consultant. The form and substance of the Consulting Agreement shall be agreed to by the Parties prior to Closing, and shall be executed at Closing.

1.9 Defined Terms.

Certain capitalized terms used in this Agreement are defined on Annex I attached hereto.

ARTICLE II

CONSIDERATION

2.1 Purchase Price.

The Purchase Price is an aggregate total value of $900,000 (the "Gross Consideration") consisting of (i) share consideration and (ii) cash consideration, in each case, payable as follows:

Share Consideration - The share consideration will consist of such number of Common Shares (the "Share Consideration”) equal to the quotient of (A) the Gross Consideration less the Cash Consideration, divided by (B) the volume weighted average price of the Common Shares as quoted on the OTCQB for the five trading days immediately preceding the Closing (the “Per Share Value”) and shall be issued and payable by the Buyer to the Seller on the Closing Date, subject to the Share Holdback and the Share Lock-Up, as provided herein. The Share Consideration issuable to the Seller pursuant to Section 2.1 shall be issued as fully paid and non-assessable. The shares comprising the Share Consideration (the “Shares”) shall be issued, pro rata (i.e., 25%) to and in the name of the shareholders of Seller executing this Agreement. The Seller acknowledges that the Share Consideration may be subject to regulatory hold periods, in which case the share certificates representing the Share Consideration shall bear the appropriate legends.

The Shares Consideration shall be subject to the Share Holdback and to the following contractual lock-up restrictions. Specifically, the Share Consideration shall be held in escrow by the Buyer at the Closing and released to the Seller in eight (8) equal quarterly installments beginning at the end of the first full fiscal quarter to occur after the Closing Date (the “Share Lock-Up”), further subject to reduction pursuant to the Earn-Out Adjustment described in Section 2.3 below; provided that following the release for the fourth installment of Common Shares, no further Share Consideration will be released for any subsequent quarterly installments unless and until either (i) the final Earn-Out Adjustment, if any, has been, or (ii) the determination has been made that no Earn-Out Adjustment is required, in each case, pursuant to the procedures set forth in Section 2.3 below and provided further that following the final Earn-Out Adjustment or the determination that no Earn-Out Adjustment is required, any Share Consideration that should have been released pursuant to a past quarterly installment but was delayed pending determination of the Earn-Out Adjustment, shall be promptly released to the Seller, with any remaining Share Consideration remaining subject to the Share Lock-up.

Cash Consideration – The cash consideration shall be $300,000.00, paid to Seller as follows:

(i) $150,000 at Closing; and

(ii) $150,000 on the date that is 180 days following the Closing (or the next Business Day if such date is not a Business Day), conditioned upon maintaining a minimum of 80% of the Seller’s current pro-rata revenue, averaged over the past 24 months.

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2.2 Allocation of Purchase Price.

The Parties agree that the Purchase Price shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Section 1060 of the Code and all regulations promulgated thereunder. Within twelve (12) months after the Closing, the Seller shall:

(a)	complete and execute Form 8594 Asset Acquisition Statement Under Section 1060, consistent with the Statement of Allocation; and

(b)	deliver copies of such form to the Buyer

The Parties shall file a copy of the above-referenced form applicable to it with its Tax Returns for the period which includes the Closing Date.

If there is an increase or decrease in consideration (the Purchase Price under this Agreement) within the meaning of Section 1.1060-1(e)(1)(ii)(B) of the Treasury Regulations after the parties have completed the Statement of Allocation or have filed their initial Form 8594 Asset Acquisition Statement, the Parties shall allocate such increase or decrease in consideration as required by and consistent with Section 1060 of the Code and the applicable Treasury Regulations.

2.3 Earn-Out Target.

The Share Consideration shall be subject to reduction, based on a one-time adjustment, based on the confirmation of the annual billings generated by the Purchased Assets (the “Annual Gross Billings”) for the 12 months following the Closing Date (the “Earn-Out Period”) relative to the Annual Earn-Out Target. The “Annual Earn-Out Target” shall be 80% of Seller Target Gross Billings. The “Seller Target Gross Billings” shall be the annualized average monthly billings of the Seller from the Purchased Assets for each of three months ended prior to the Closing Date as certified by the completion of an independent audit providing confirmation of such monthly billings for each such month. Within 60 days after the end of the Earn-Out Period, the Buyer will deliver a statement to the Seller setting forth the Annual Gross Billings (the “Earn-Out Statement”). Upon delivery of the Earn-Out Statement, the Seller shall have 30 days to object to the Earn-Out Statement (the “Seller Objection Period”), during which period the Buyer shall grant the Seller access to the records of the Company for the sole purpose of verifying the Earn-Out Statement. By the end of the Seller Objection Period, the Seller must deliver to the Buyer an objection letter setting forth in detail any objections of the Seller to the Earn-Out Statement (the “Seller Objection Letter”). If Seller does not deliver a Seller Objection Letter, then the Seller will be deemed to have approved the Annual Gross Billings set forth in the Earn-Out Statement (“Deemed Approval”). If Seller delivers a Seller Objection Letter, the Buyer and the Seller will reasonably cooperate to resolve the objections of the Seller set forth therein for a period of 30 days from the delivery of the Seller Objection Letter (the “Resolution Period”). If the Buyer and the Seller are unable to resolve the objections of the Seller set forth in the Seller Objection Letter, then the objections will be sent to the Buyer’s independent public company accountants for a determination of the Annual Gross Billings. The determination of the Buyer’s independent public company accountants will be binding upon each of the parties (“Final Resolution”). Upon occurrence of the Deemed Approval or the Final Resolution, if the Annual Gross Billings are less than the Annual Earn-Out Target, then the Share Consideration shall be reduced by a number of Common Shares in an amount equal to (A) the number of Common Shares in the Shares Consideration less (B) the product of (x) the number of Common Shares in the Share Consideration multiplied by (y) the quotient of the Annual Gross Billings divided by the Seller Target Gross Billings (the “Earn-Out Adjustment”). The Common Shares deducted from the Share Consideration as a result of the Earn-Out Adjustment shall be withdrawn from the Common Shares in the Share Lock-Up and delivered back to the Company for cancellation. The value of the Common Shares deducted from the Share Consideration (determined using the Per Share Value) will be treated as an adjustment to the Gross Consideration.

2.4 Tax Consequences.

The Parties acknowledge that due to the amount of the Cash Consideration relative to the Share Consideration and the status the Seller under the Code, that the Acquisition will likely not constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that the Acquisition is likely a taxable transaction to the Seller. Each Party hereby acknowledges and agrees that such Party is relying solely upon its own tax advisors and counsel for advice concerning the Tax consequences of the Acquisition, and that no Party provides assurances to any other Party concerning such Tax consequences.

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2.5 Prorations.

Except as otherwise set forth herein, (a) all items of income and expense arising from the operation of the Purchased Assets on or before the Closing Date shall be for the account of Seller, and all items of income and expense arising from the operation of the Purchased Assets after the Closing Date shall be for the account of Buyer. Prepaid items, deposits, credits and accruals such as property taxes, rent, utilities, other service charges, rental and other payments or advances under the Assigned Contracts shall be prorated as of the Closing Date on the basis of the period of time to which such Liabilities, prepaid items and accruals apply. After Closing, upon written request from either Party, which shall include sufficient supporting documentation, Buyer and Seller agree to promptly pay the other party any amounts which may become due based on any prorated items that are not quantified at the time of either Closing.

2.6 Non-Assignable Assets.

Nothing in this Agreement will be construed as an attempt or agreement to assign any agreement, Contract or Permit the assignment of which requires the consent of a Governmental Entity or other third party (to the extent otherwise intended to be assigned to the Buyer in connection with this Agreement and the transactions contemplated hereby, each, a “Non-Assignable Asset”) unless and until the relevant Governmental Entity’s or other third party’s consent to the assignment of such Non-Assignable Asset has been obtained. For each Non-Assignable Asset Buyer desires for Seller to obtain such consent for, Seller will, and will cause their respective Affiliates to, use commercially reasonable efforts to obtain the consents of the relevant third parties to the assignment to the Buyer of the Non-Assignable Assets and will cooperate with the Buyer at its request in endeavoring to obtain such consents. If, as a condition to obtaining such consent to the assignment or transfer of a Non-Assignable Asset, it shall be necessary for the Seller to cure any defaults thereunder or renew any expired Contract or Permit, then the Seller shall perform such acts, pay such sums and cure any such default and renew any such Contract or Permit. The Seller will pay when due all costs and expenses associated with obtaining such consents and will promptly reimburse the Buyer for any and all damages incurred by the Buyer or its Affiliates arising in connection with the failure to obtain a consent to a Non-Assignable Contract or the failure to obtain such consent prior to the applicable Closing at which such Contract or Permit was to be assigned. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, the Seller shall hold such Non-Assignable Assets in trust for the Buyer and the covenants and obligations thereunder will be performed by the Buyer in the Seller’s name, and all benefits and obligations existing thereunder will be for the Buyer’s account. From and after the applicable Closing, the Seller will take or cause to be taken with respect to the Non-Assignable Assets, only such actions in its name or otherwise as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and the Seller will promptly pay over to the Buyer all money or other consideration received by it in respect of all Non-Assignable Assets. As of and from the applicable Closing Date, the Seller authorizes the Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at the Buyer’s expense, to perform all the obligations and receive all the benefits of the Seller under the Non-Assignable Assets and appoints the Buyer its attorney-in-fact to act in its name on its behalf with respect thereto. Nothing in this section shall affect the Buyer’s right to indemnification hereunder.

ARTICLE III

CLOSING

3.1 Closing.

Unless otherwise mutually agreed in writing between the Buyer and the Seller, the closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place by electronic (unless originals of any documents are required) exchange of fully-executed agreement and related closing documents, on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived by the Party entitled to the benefit thereof in accord ance with this Agreement. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.”

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3.2 Seller Closing Deliverables

At the Closing the Seller will deliver to the Buyer the following (collectively, the “Seller Deliverables”):

(a) Any document necessary for the completion of the transaction in the following categories, the form and substance of which shall be agreed to by the Parties prior to Closing (the “Related Documents”):

(i)	Bill of Sale, Assignment and Assumption Agreement;

(ii)	any Trademarks owned by Seller to be attached as Exhibit A;

(iii)	a copyright assignment for any copyright held by Seller;

(iv)	a Patent assignment for any Patents held by Seller;

(v)	the Seller’s books and records that are included in the Purchased Assets;

(vi)	each owner of the Seller that is to receive Share Consideration will have completed, executed and delivered to the Buyer an Investor Certificate attached hereto as Appendix A;

(vii)	all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Buyer to convey the Purchased Assets to Buyer or to otherwise consummate the transactions contemplated by this Agreement.

(b) Permits. The transferable/assignable permits held by Seller to be transferred to the Buyer if applicable;

(c) Certificates. At the Closing, the Seller shall deliver the certificates set forth below to the Buyer, executed by the Person set forth below:

(i)	all written consents (or waivers with respect to thereto) for the assignment to Buyer of the Assigned Contracts;

(ii)	to the extent applicable, evidence of satisfaction of all obligations for the Indebtedness attached or relating to the Purchased Assets , including, if applicable, true, correct, and complete payoff letters or UCC termination statements with respect to the Indebtedness and satisfactory evidence that all Liens affecting the Purchased Assets have been released;

(iii)	a certificate of an officer of the Seller dated as of the Closing Date, certifying (A) as to the incumbency and genuineness of the signatures of each officer of the Seller executing this Agreement or any of the Related Documents on behalf of the Seller; and (B) the genuineness of the resolutions (attached thereto) of the Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(iv)	a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code; and

(v)	a certificate of the Florida Secretary of State certifying as to the good standing of the Seller, dated as of a date not more than five (5) Business Days prior to the Closing Date.

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3.3 Buyer Closing Deliverables.

At the Closing the Buyer will deliver to the Seller the following (collectively, the “Buyer Deliverables”):

(a) Related Documents. At the Closing, the Buyer shall execute and deliver to the Seller each Related Document required to be executed by the Buyer.

(b) Related Certificates. At the Closing, the Buyer shall deliver the certificates set forth below to the Seller, executed by the Person set forth below:

(i)	a certificate of an officer of the Buyer dated as of the Closing Date, certifying (A) as to the incumbency and genuineness of the signatures of each officer of the Buyer executing this Agreement or any of the Related Documents on behalf of the Buyer; and (B) the genuineness of the resolutions (attached thereto) of the Buyer’s Board of Directors or similar governing body authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby; and

(ii)	a certificate of the Nevada Secretary of State certifying as to the good standing of the Buyer, dated as of a date not more than five (5) Business Days prior to the Closing Date.

(c) Cash Consideration. At the Closing or as otherwise outlined herein, the Buyer shall deliver to the Seller the Cash Consideration, in accordance with the terms of this Agreement, including Section 2.1 above.

(d) Share Consideration. At the Closing or as otherwise outlined herein, the Buyer shall deliver to the Seller the Share Consideration, subject to the Share Holdback, in accordance with the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

4.1 Organization; Good Standing; Qualification and Power.

The Seller is a corporation duly organized, validly existing and in good standing under the Laws of State of Florida and has all requisite power and authority to own, lease and operate its properties and carry on its business relating to the Products and the Purchased Assets as it is now conducting that business. The Seller is duly licensed or qualified to transact business and in good standing to do business in each jurisdiction in which the nature of its current operations related to the Business, including its ownership of any of the Purchased Assets and ownership or leasing of properties used in connection with the Business, makes such qualification necessary, except to the extent that the Seller’s failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect on the operation of the Business after the Closing or the transfer of the Purchased Assets to the Buyer. Seller does not have any Subsidiaries.

4.2 Authority; Noncontravention; Consents.

(a) The Seller has all requisite power and authority to enter into this Agreement and each Related Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each Related Document to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and each Related Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and are the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

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(b) Neither the execution and delivery by the Seller of this Agreement and each Related Document to which the Seller is a party nor the performance by the Seller of its obligations hereunder and thereunder (i) materially conflicts with, or results in a material violation of, or causes a material breach or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or results in the creation of any Encumbrance upon any of the Purchased Assets under, any term, condition or provision of (y) the Seller’s Fundamental Documents or (z) any Assigned Contract or any other material Contract to which the Seller is a party or by which the Purchased Assets are bound, or (ii) violates any Laws applicable to the Seller or any of the Purchased Assets.

(c) No material (i) consent, (ii) approval, (iii) Order or authorization of, (iv) registration, declaration or filing with, or (v) notification to any Governmental Entity or any other third Person is required in connection with the execution and delivery by the Seller of this Agreement or the Related Documents to which the Seller is a party, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

4.3 Title to Purchased Assets.

The Seller has good and marketable title to all Purchased Assets free and clear of any Encumbrances and has the right to use and to transfer and assign to the Buyer all Purchased Assets.

4.4 Transferred Intellectual Property.

(a) The Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, the Intellectual Property.

(b) Prior to Closing Seller shall provide to the Buyer a complete list of all Intellectual Property held by Seller;

(c) There are no royalties, honoraria, fees or other payments payable to any Person or claimed by any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property or the manufacture or sale of the Products.

(d) The Seller has not received from any Person in the past five (5) years any written notice, charge, complaint, claim or assertion that its activities or contemplated activities with respect to the Products infringe or would infringe any Intellectual Property Rights of any Person, and no such claim is impliedly threatened by an offer to license from another Person under a claim of use.

(e) The Seller has not sent to any Person in the past five (5) years, or otherwise communicated to any Person, any written notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Intellectual Property by such other Person.

(f) The Seller has not licensed any of the Intellectual Property to any third Person, other than implied licenses granted by the Seller in connection with the sale of its products.

(g) Other than the Intellectual Property already disclosed to the Buyer, the Seller does not own or license any Intellectual Property Rights.

4.5 Assigned Agreements, No Defaults.

(a) Prior to closing, Seller shall provide a complete and accurate list of all the Assigned Contracts.

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(b) All Assigned Contracts are in full force and effect, constitute legal, valid and binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto, and are, subject to bankruptcy and other laws relating to or generally affecting the enforcement of creditors’ rights, enforceable in accordance with their respective terms against the Seller, and to the Knowledge of the Seller, each other party thereto. The Seller has in all material respects performed all of the obligations required to be performed by it to date under each such Contract, and there exists no default by the Seller or, to the Knowledge of the Seller, any other party, or any event that upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Seller or, to the Knowledge of the Seller, any other party, to any of their respective obligations thereunder. The Seller has made available to the Buyer correct and complete copies of all written Assigned Contracts.

4.6 Litigation Etc.

Except as disclosed on Schedule 4.6 attached hereto, there are no (i) Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator naming the Seller.

4.7 Compliance; Permits.

The Business is not being conducted in violation in any material respect of any Law, Order or Permit applicable in any jurisdiction in which the Seller operates the Business, including Environmental, Health and Safety Laws. To the Knowledge of the Seller, no investigation or review by any Governmental Entity with respect to the Products or the Business is pending or threatened, nor has any Governmental Entity notified the Seller of its intention to conduct the same. The Seller (a) possesses all Permits required under applicable Laws for the Seller’s conduct of the Business as it is currently conducted, a list of which shall be provided by Seller to the Buyer prior to Closing, and each such Permit is valid and in full force and effect, (b) is in compliance, in all material respects, with each such Permit and (c) no Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, modify, suspend or limit any such Permit.

4.8 Taxes

(a) All material Tax Returns that are required to be filed by or on behalf of the Seller with respect to the Business, the Purchased Assets and otherwise have been filed with the applicable Taxing Authorities and (b) all Taxes shown as due and payable on such Tax Returns have been paid. To Seller’s Knowledge, no Tax Return filed by the Seller is currently being examined by any Taxing Authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return. The Seller is not a “foreign person” as that term is defined in Section 1445 of the Code.

(b) Seller has delivered to buyer copies of all Tax Returns filed since 2022.

4.9 Warranties

Prior to closing Seller shall provide to the Buyer a complete copy of each form of product warranty and guaranty issued by the Seller with respect to the Products that has not expired. No Person has asserted in writing in the past five (5) years any Proceeding against the Seller under any Law relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials used in connection with the Business.

4.10 Books and Records

The books of account and other records of Seller, which have been made available to Buyer, are complete and correct in all material respects.

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4.11 Financial Information.

Prior to Closing, Seller shall provide to the Buyer complete copies of (a) the unaudited balance sheets of Seller for the fiscal years ended December 31, 2023 and December 31, 2024 and the related statements of income for the fiscal years then ended and the related notes thereto, and (b) the unaudited balance sheets of Sellers as of October 31, 2025 and the statement of income for the Ten (10) month period ended October 31, 2025 (collectively, the “Financial Statements”). The Financial Statements (i) present fairly, in all material respects, the financial condition and results of operations of Sellers as of the dates thereof or for the periods covered thereby, as the case may be, and (ii) are in conformity with GAAP.

4.12 Brokers

Neither the Seller nor any of its officers, directors, equity owners or employees nor any other Person acting on its or their behalf has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. To the extent that the Seller has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Seller will be solely responsible for the payment of such commission or fee.

4.13 Environmental Matters.

(a) The Seller is not, subject to or the subject of any Order or Contract arising under any Environmental, Health and Safety Laws, nor, to the Knowledge of the Seller, is any Proceeding pending or threatened against the Seller under any Environmental, Health and Safety Laws.

(b) The Seller has not received written notice from any Person (i) that it is potentially responsible under any Environmental, Health and Safety Laws for Hazardous Material or response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, (ii) alleging that it is not in compliance with any Environmental, Health and Safety Laws or (iii) seeking penalties, damages or injunctive relief for past non-compliance with any Environmental, Health and Safety Laws, in each case related to the Business.

(c) The Seller is in Compliance with all environmental requirements of its Permits.

4.14 Solvency and Bankruptcy.

(a) The Seller is, and upon Closing will be, solvent, its assets exceed, and immediately after Closing will exceed, its liabilities, and it is able, and after Closing will be able, to pay its bills and obligations in the ordinary course as they become due. No order has been made, petition presented or meeting convened for the purpose of winding up of Seller or any of its Affiliates, or for the appointment of any provisional liquidation or in relation to any other process by which the business is terminated and the assets of the Seller (or such Affiliate) are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, reorganization or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings. No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator or receiver whether out of court or otherwise, in relation to Seller or any of its Affiliates, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Seller or any of its Affiliates nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by any Governmental Entity). Neither Seller nor any of its Affiliates has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

(b) The Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief Law, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Seller’s property.

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4.15 No Purchased Assets Held by Affiliates.

There are no assets, properties, interests in assets or properties or rights owned or held by any Affiliate of the Seller that would constitute Purchased Assets if owned or held by the Seller.

4.16 Equipment and Property

All equipment, property, and tangible assets purchased pursuant to this Agreement are in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and to Seller’s Knowledge, is free from latent and patent defects. To Seller’s Knowledge, no equipment, property, and tangible assets purchased pursuant to this Agreement are in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

4.17 Contracts and Commitments.

Except for this Agreement and the Assigned Contracts, as of the date hereof, Seller is not a party to or bound by any Contract, other than those that can be terminated by the Seller without penalty upon not more than ninety (90) days’ notice:

(a) that would be required to be filed by the Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b) pursuant to which the Seller has any material continuing “earn-out” or other contingent payment obligations arising in connection with the acquisition or disposition by the Seller of any business;

(c) that (A) limits in any material respect either the type of business in which the Seller (or in which the Buyer after the Closing Date) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Seller or, after the Closing Date, the Buyer or (C) grants “most favored nation” status that, following the purchase of the Purchased Assets, would apply to the Buyer;

(d) that (A) is an indenture, loan or credit Contract, loan note, mortgage Contract, letter of credit or other Contract representing, or any guarantee of, indebtedness of the Seller or (B) is a guarantee by the Seller of the indebtedness of any Person other than the Seller;

(e) that grants with respect to any Purchased Asset (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Seller);

(f) that was entered into to settle any material litigation and which imposes material ongoing obligations on the Seller;

(g) pursuant to which (A) the Seller grants to any third party any license, release, covenant not to sue or similar right with respect to material Intellectual Property or (B) the Seller receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party (other than generally commercially available software in object code form);

(h) that relates to the acquisition or disposition of any business or assets or the sale or supply of any services pursuant to which the Seller has any liability in excess of $50,000 individually or $100,000 in the aggregate;

(i) that requires or is expected to require in the next year aggregate annual payments by or to the Seller in excess of $100,000;

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(j) to which the Seller or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);

(k) pursuant to which the Seller or any of its Subsidiaries acquired, holds or disposed of any interest (whether in fee, a leasehold, a concessions or otherwise) in real property, or any rights to explore, mine or otherwise extract minerals, ore, metals or other substances.

(l) any revocable or irrevocable power of attorney relating to the Purchased Assets or the Business granted to any person, firm or corporation for any purpose whatsoever; or

(m) any Contract or option relating to the acquisition or sale of any of the Purchased Assets.

4.18 Securities Law Matters.

(a) The Seller acknowledges and understands that the Share Consideration has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws and it is acquiring the Share Consideration under this Agreement under a private placement in reliance upon the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) thereunder and similar exemptions under applicable state securities laws. In no event shall Seller be liable for any violations of the Securities Act arising or resulting from Buyer’s reliance on the foregoing exemptions from the registration requirements for the Share Consideration, unless such violation arises directly from a misrepresentation of the Seller hereunder or in the Investor Certificate of an owner of the Seller.

(b) Each owner of the Seller that will be receiving any part of the Share Consideration will complete and deliver an Investor Certificate in the form attached hereto as Appendix A (an “Investor Certificate”).

4.19 Relationship with Affiliates.

Except as disclosed by Seller, neither Seller nor any Affiliates has, since the first date of the next to last completed fiscal year, had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller, nor any Shareholder nor any Affiliates of any of them owns, since the first date of the next to last completed fiscal year, has owned of record or as beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transaction disclosed by Seller to the Buyer, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of products or services of Seller (“Competing Business”) in any market presently served by Seller, except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as disclosed by Seller to the Buyer, neither Seller nor any Shareholder nor any Affiliates of any of them is a party to any Contract with, or has any claim or right against, Seller.

4.20 Absence of Certain Changes.

(a) the Seller and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practices in all material respects;

(b) there has not been any change in the financial condition, properties, assets, liabilities, business or results of the Seller’s and its Subsidiaries’ operations or any circumstance, occurrence or development that individually or in the aggregate, has had or would reasonably be expected to result in a Seller Material Adverse Effect;

(c) there has not been any material change in any method of accounting or accounting practices by the Seller or any of its Subsidiaries, except as required by changes in GAAP; and

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(d) there has not been any material increase in the compensation payable or to become payable to any of the Seller’s or its Subsidiaries’ officers or employees (except for increases in the ordinary course of business and consistent with past practice).

4.21 Undisclosed Liabilities.

To Seller’s Knowledge, Seller has no Liability except for Liabilities reflected or reserved against in the balance sheets comprising the Financial Statements and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the most recent balance sheet comprising the Financial Statements.

4.22 Compliance with OFAC.

Neither the Seller nor, to the Knowledge of the Seller, any director, manager, officer, agent, employee or Affiliate of the Seller is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanction”). No Seller has knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

4.23 No Further Representations or Warranties. Except as set forth expressly in this Agreement, Seller has not made any warranties or representations concerning the Business, the Purchased Assets, or any component of thereof, or any of the materials supplied to Buyer during its due diligence, or the accuracy or completeness of any statement or other matter previously disclosed to Buyer. EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES GIVEN TO BUYER IN CONNECTIONWITH THE SALE OF THE BUSINESS OR PURCHASED ASSETS. SELLER DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS THAT MAY BE DUE FROM SELLER TO BUYER. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, THIS SUBSECTION SHALL SURVIVE THE CLOSING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

5.1 Organization; Good Standing.

The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of State of Nevada.

5.2 Authority, Noncontravention; Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and each Related Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each Related Document to which the Buyer is a party, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each Related Document to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and are the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

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(b) Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which the Buyer is a party nor the performance by the Buyer of its obligations hereunder and thereunder (i) materially conflicts with, or results in a material violation of, or causes a material breach or default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, any term, condition or provision of (y) the Buyer’s Fundamental Documents or (z) any material Contract to which the Buyer is a party or by which its assets are bound, or (ii) violates any Laws applicable to the Buyer or any of its assets.

(c) No material (i) consent, (ii) approval, (iii) Order or authorization of, (iv) registration, declaration or filing with, or (v) notification to any Governmental Entity or any other third Person is required in connection with the execution and delivery by the Buyer of this Agreement or the Related Documents to which the Buyer is a party or the consummation by it of the transactions contemplated hereby or thereby.

5.3 Valid Issuance.

The shares of Share Consideration to be issued to Seller pursuant to the terms of this Agreement, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions under applicable securities Laws in the United States.

5.4 Brokers.

Neither the Buyer nor any of its officers, directors, equity owners or employees nor any other Person acting on its or their behalf has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby. To the extent that the Buyer has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of such commission or fee.

ARTICLE VI

CONVENANTS

6.1 Interim Operations.

The Seller covenants and agrees that, from the date of this Agreement until the Closing Date (unless the Buyer shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) and except as expressly contemplated by this Agreement, as required by applicable Laws, the Seller shall conduct its business that is conducted with the Purchased Assets (the “Target Business”) in the ordinary course in all material respects and, to the extent consistent therewith, shall use its reasonable best efforts to maintain the Target Business’ existing relationships with Governmental Entities and material customers, suppliers, distributors, creditors, lessors, insurers, employees, unions, and other material business associates relating to the Target Business. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Closing Date, except (x) as otherwise expressly required by this Agreement, (y) as the Buyer may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (z) as set forth in the Seller Disclosure Schedules, the Seller will not with respect to the Target Business or the Purchased Assets:

(a) (A) merge or consolidate itself with any other Person; (B) restructure, reorganize or completely or partially liquidate the Target Business or the Purchased Assets; (C) acquire.(by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets for the Target Business or relating to the Purchased Assets outside of the ordinary course of business;

(b) make any loans, advances or capital contributions to or investments in any Person that conduct the Target Business or hold the Purchased Assets, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business of the Target Business;

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(c) other than trade debt incurred in the ordinary course of business, of the Target Business incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(d) make or authorize any capital expenditure for the Target Business other than for capital expenditures that do not, in any calendar year, exceed $50,000;

(e) (A) other than in the ordinary course of business of the Target Business amend, modify, terminate or waive any material right under any Assigned Contract, or (B) enter into any contract that would be an Assigned Contract had it been entered into prior to this Agreement;

(f) (A) make any material changes with respect to accounting policies or procedures, except as required by changes after the date hereof in GAAP, (B) change the Seller’s fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect the Seller;

(g) settle, propose to settle or compromise any action before a Governmental Entity relating to the Target Business or the Purchased Assets if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $100,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), net of any amounts covered by insurance that the Seller expects to be promptly paid by the applicable insurer, (B) imposes any material equitable or non-monetary relief, penalty or restriction on the Seller (or, after the Closing Date, the Buyer) with respect to the Target Business or the Purchased Assets, or (C) would reasonably be expected to affect the rights or defenses available to the Seller in any related or similar claims that, individually or in the aggregate, are material to the Target Business or the Purchased Asset, taken as a whole;

(h) make, change or rescind any material Tax elections, change or consent to any change in its material method of accounting for Tax purposes (except as required by applicable Law), amend any material Tax Returns, settle, compromise, concede or abandon any material Tax liability, claim or assessment, enter into any material closing agreement, waive or extend any statute of limitations with respect to material Taxes or obtain any material Tax ruling;

(i) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Purchased Assets, except (other than with respect to equity interests of any Subsidiary of the Seller relating to the Target Business) (A) in connection with goods or services provided in the ordinary course of business, (B) sales of obsolete assets, (C) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 in the aggregate, or (D) pursuant to Contracts in effect prior to the date of this Agreement that have been disclosed to the Buyer prior to the date of this Agreement;

(j) enter into any transaction or take any action that, if entered into prior to the date hereof, would be a Related Party Transaction relating to the Target Business or Purchased Assets, or amend, waive, modify or terminate any existing Related Party Transaction relating to the Target Business or Purchased Assets; or

(k) agree, authorize or commit to do any of the foregoing.

6.2 Due Diligence.

During the period from the date of this Agreement until the Closing Date, upon reasonable advance notice to the Seller, the Seller shall, and shall cause its representatives to, provide the Buyer and the Buyer’s Representatives with reasonable access (including electronic access) to each of the Seller’s properties, personnel, offices, books and records, Contracts, commitments, work papers and other documents and information relating to the Seller and the Purchased Assets and provide copies of such books and records, Contracts, commitments, work papers and other documents and information relating to the Seller or the Purchased Assets, in each case as the Buyer reasonably requests solely for the purposes of a due diligence review of the Purchased Assets and the representations and warranties of the Seller made in this Agreement; provided, however, that any such access shall be conducted at Buyer’s sole cost and expense, at a reasonable time during the Seller’s normal business hours, under the supervision of appropriate personnel of the Seller and in such a manner as not to unreasonably interfere with the normal operation of the business of the Seller, and shall be subject to the Seller’s reasonable security measures and insurance requirements and shall not include invasive testing.

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6.3 Asset Verification.

Seller shall provide such tags or other information as necessary or reasonably requested for Buyer's auditors to verify the existence and location of all of Seller's tangible assets as well as to confirm ownership of all of Seller's intellectual property and intangible assets. The Parties reaffirm that the agreement will be for the purchase of all of Seller's assets, tangible and intangible, except the Excluded Assets and those assets, contracts, and agreements that are specifically excluded as elected by the Buyers, and such excluded assets and obligations shall remain the separate property and/or separate obligation of Seller. If required, the Seller hereby agrees to provide full access to its books and records related to the Assets in order for the Buyer to discharge its continuous disclosure obligations under applicable securities laws.

6.4 Removal of Encumbrances.

Seller will use its reasonable best efforts to settle, pay off or remove any Encumbrances on the Purchased Assets, if any, which will be paid off at Closing, prior to the Closing and provide the Buyer with such reasonable evidence thereof at least three (3) Business Days prior to Closing.

6.5 Noncompete Within Area of Interest; Non-Solicitation.

The Seller and each owner of the Seller covenants and agrees that, for a period beginning on the Closing Date and continuing until the date that is three (3) years from the Closing Date (the “Restricted Period”), it will not, directly or indirectly through any Person, compete with Buyer in any manner within the State of Florida (the “AOI”) or engage in any activity in the AOI, whether directly, indirectly, by agreement or otherwise through a third party, which would be adverse to Buyer and the Purchased Assets. The Seller and each owner of the Seller covenants and agrees that, for a period beginning on the Closing Date and continuing until the date that is three (3) years following the Closing Date, the Seller will not, nor will any owner of the Seller, directly or indirectly through any Person, (i) solicit, aid or induce, or attempt to solicit, aid or induce, any employee, representative, contractor or agent to leave such employment or retention, as applicable, of the Buyer or any of its Affiliates or, in the case of employees, to accept employment with or render services to or with any other Person unaffiliated with the Seller; or (ii) hire or retain any such employee, or take any action to assist or aid any other Person in identifying, hiring or soliciting any such employee, or otherwise interfere with the relationship between the Buyer and any employee, representative, contractor or agent (the “Non-Solicitation”). The Parties agree that the limitations set forth in this Section 6.5 are reasonable and necessary for the protection of the Buyer. If any covenant in this Section 6.5 is found to be unreasonable, arbitrary, against public policy, or otherwise not enforceable in accordance with its terms, then such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, or not against public policy, will be effective, binding, and enforceable against the Seller and its Affiliates. The Parties covenant that they will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6.5. The Parties acknowledge and affirm that a breach of this Section 6.5 cannot be adequately compensated in any Proceeding for damages at Law, and equitable relief would be necessary to protect the non-breaching Party from a violation hereof and from the harm that this Section is intended to prevent. Accordingly, the Parties agree that in the event of any actual or threatened breach of such provisions, the non-breaching Party will (in addition to any other remedies which they may have) be entitled to enforce it s rights and the breaching Party’s obligations hereunder not only by a Proceeding or Proceedings for damages, but also by a Proceeding or Proceedings for specific performance, temporary or permanent injunctive relief or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions hereof and recover attorneys’ fees and costs for the same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. In the event of a breach or violation by the Seller of any of the provisions hereof, the running of the Restricted Period (but not Seller’s obligations hereunder) will be tolled with respect to the Seller during the continuance of any actual breach or violation.

6.6 Transfer of Purchased Assets.

Post-Closing, the Seller shall cooperate with the Buyer to facilitate the efficient and expeditious transfer to the Buyer of the Purchased Assets.

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ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the sale and purchase under this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) No Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

(b) Schedules. All Schedules appended to this Agreement shall be completed and agreed to by Buyer and Seller.

7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the sale and purchase under the Transaction Documents are also subject to the satisfaction or waiver by the Buyer at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), and the Buyer shall have received at the Closing a certificate signed on behalf of the Seller by an executive officer of the Seller to such effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed and complied with, in all material respects, all obligations under this Agreement required to be performed or complied with by it at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller to such effect.

(c) Encumbrances. The Purchased Assets shall have no Encumbrances except Permitted Liens.

(d) Seller Deliverables. The Seller will have delivered into pre-Closing all of the Seller Deliverables to the reasonable satisfaction of the Buyer.

(e) Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the Purchased Assets to the reasonable satisfaction of the Buyer and the Buyer’s auditors.

7.3 Conditions to Obligation of the Seller. The obligation of the Seller to effect the sales and purchased of the Purchased Assets is also subject to the satisfaction or waiver by the Seller at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and the Seller shall have received at the Closing a certificate signed on behalf of the Buyer an executive officer of the Seller to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement required to be performed or complied with by them at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.

(c) Buyer Deliverables. The Buyer will have delivered into pre-Closing all of the Buyer Deliverables to the reasonable satisfaction of the Seller.

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ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.

8.2 Termination by Either the Buyer or the Seller. This Agreement may be terminated at any time prior to the Closing Date by either the Buyer or the Seller if:

(a) the purchase of the Purchased Assets shall not have been consummated by March 31, 2026 (the “End Date”) ; or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the purchase of the Purchased Assets shall become final and non-appealable.

The right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to, or the occurrence of, the consummation of the transactions hereunder.

8.3 Termination by the Seller. This Agreement may be terminated by action of the board of directors of the Seller at any time prior to the Closing Date, upon written notice to the Buyer specifying the provision of this Agreement pursuant to which such termination is effective, if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not cured within 30 days after written notice thereof is given by the Seller to the Buyer (with the Closing Date, including the End Date, to be extended to allow Buyer the full 30 days to cure the alleged breach).

8.4 Termination by the Buyer. This Agreement may be terminated at any time prior to the Closing Date by action of the Buyer at any time prior to the Closing Date, upon written notice to the Seller specifying the provision of this Agreement pursuant to which such termination is effective, if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not cured within 30 days after written notice thereof is given by the Buyer to the Seller(with the Closing Date, including the End Date, to be extended to allow Seller the full 30 days to cure the alleged breach); or

(b) the Buyer’s due diligence review is not completed to the reasonable satisfaction of the Buyer by the third Business Day prior to the End Date.

8.5 Effect of Termination and Abandonment.

(a) Except as otherwise provided in this Section 8.5, in the event of termination of this Agreement pursuant to this Article VIII., this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud or any uncured breach of this Agreement, and (ii) the provisions set forth in Article IX and Section 10.5 shall survive termination of this Agreement.

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ARTICLE IX

INDEMNIFICATION

9.1 Indemnification Generally; Etc.

(a) The Seller Indemnifying Persons, severally, shall indemnify, defend, and hold harmless the Buyer Indemnified Persons from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law), and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of, relating to or in connection with:

(i)	the untruth, inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement or in any Related Document to which the Seller is a party (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

(ii)	the breach of any agreement or covenant of the Seller contained in this Agreement or in any Related Document to which the Seller is a party;

(iii)	the Excluded Liabilities; and

(iv)	any sales, value added, excise or other Taxes payable in connection with sales of the Products and the operation of the Business on or prior to the Closing Date;

(b) Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Persons from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law), and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (arising out of, relating to or in connection with:

(i)	the untruth, inaccuracy or breach of any representation or warranty of the Buyer in this Agreement, or in any Related Document to which the Buyer is a party (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

(ii)	the breach of any agreement or covenant of the Buyer contained in this Agreement or in any Related Document to which the Buyer is a party;

(iii)	the Assumed Liabilities; and

(iv)	matters arising out of or relating to the Purchased Assets after Closing.

9.2 Assertion of Claims.

All claims under Section 9.1 must be brought within a period of time after the Closing Date equal to the maximum statute of limitations to which the Parties can contractually agree under applicable law with respect to any Fundamental Representation or Fraud, and within twenty-four (24) months after the Closing Date with respect to any Non-Fundamental Representation. The “Fundamental Representations” are those representations contained in Sections 4.1, (Organization; Good Standing; Qualification and Power), 4.3 (Title to Purchased Assets), 4.8 (Taxes), 4.11 (Financial Information), 4.12 (Brokers), 4.13 (Environmental Matters), 4.14 (Bankruptcy Etc.), 4.18 (Securities Law Matters), 4.19 (Relationships with Affiliates), 5.1 (Organization; Good Standing), 5.4 (Brokers). “Non-Fundamental Representations” are all representations that are not Fundamental Representations.

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9.3 Limitations on Indemnification.

(a)Indemnity Limitations for the Seller Indemnifying Persons. Except in the case of Fraud:

(i)	the Buyer Indemnified Persons shall not have the right to be indemnified pursuant to Section 9.1(a)(i) unless and until the Buyer Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $5,000.00 (the “Deductible”), in which event the Buyer Indemnified Persons’ right to be indemnified shall apply only to the extent such Losses exceed the Deductible; and

(ii)	the sum of all Losses pursuant to which indemnification is payable by the Seller Indemnify Persons pursuant to Section 9.1(a) shall not exceed $900,000.00 (the “Cap”).

(b) Indemnity Limitations for the Buyer Indemnifying Persons. Except in the case of Fraud:

(i)	the Seller Indemnified Persons shall not have the right to be indemnified pursuant to Section 9.1(b)(i) unless and until the Seller Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Losses in an amount exceeding the Deductible, in which event the Seller Indemnified Persons’ right to be indemnified shall apply only to the extent such Losses exceed the Deductible; and

(ii)	the sum of all Losses pursuant to which indemnification is payable by the Buyer Indemnifying Persons pursuant to Section 9.1(b) shall not exceed the Cap.

(c) Section 8(a) and 8(b) will not apply to any claim for indemnification if the representation and warrant to which the claim related is a Fundamental Representation.

(d) If a Party would have a claim for indemnification under this Article VII if the representation and warranty to which the claim relates did not include a materiality qualifier and the aggregate amount of all such claims exceeds the Deductible, then the Indemnified Person shall be entitled to indemnification for the amount of such claims in excess of the Deductible in the aggregate notwithstanding the materiality qualification in the relevant provisions of this Agreement.

(e) DAMAGES LIMITATION. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OR LOST PROFITS, DIMINUTION IN VALUE OF THE BUSINESS OR THE PURCHASED ASSETS, MULTIPLIERS OF DIRECT DAMAGES OR DAMAGE TO REPUTATION OR GOODWILL, EXCEPT, IN EACH CASE, (i) IN THE EVENT OF ACTUAL FRAUD AND (ii) TO THE EXTENT THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY SUCH DAMAGES OR OTHER ITEMS TO A THIRD PERSON IN CONNECTION WITH A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE IX.

9.4 Notice and Defense of Third Person Claims.

The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third Persons (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

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(a) An Indemnified Person shall promptly give written notice to the Indemnifying Persons of any Third Person Claim that might give rise to any Losses by the Indemnified Persons, stating the nature and basis of such Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Persons acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third Person Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third Person Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons.

(c) If the Indemnifying Persons shall assume the defense of a Third Person Claim, the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof and the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 8.4(b), the Indemnified Persons may defend the Third Person Claim and seek indemnity from the Indemnifying Persons for Litigation Expenses incurred in connection with such defense.

(d) If the Indemnifying Persons exercise their right to assume the defense of a Third Person Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Persons propose the settlement of any claim that is capable of settlement by the payment of money only and the Indemnified Persons do not consent thereto within twenty (20) days after the receipt of written notice thereof, any Losses incurred by the Indemnified Persons in excess of such proposed settlement shall be at the sole expense of the Indemnified Persons.

9.5 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties of the Seller contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing Date and shall terminate on the second anniversary of the Closing Date, provided that the Fundamental Representations of the Seller shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of the Seller in this Agreement that are explicitly provided to survive Closing shall survive the Closing Date unless and until they terminate in accordance with the terms of such provisions.

(b) The representations and warranties of the Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing Date and shall terminate on the second anniversary of the Closing Date, provided that the representations and warranties of the Buyer contained in Section 6.4 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of the Buyer contained in this Agreement that are explicitly provided to survive Closing shall survive the Closing Date unless and until they terminate in accordance with the terms of such provisions.

(c) For convenience of reference, the date upon which any representation, warranty, covenant or agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date”.

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9.6 Payment of Claims, Holdbacks; Right of Setoff.

(a) Except for settlement through cancellation of the Share Consideration that is part of the Share Holdback, , payment of Indemnifiable Claims shall be effected by wire transfer in federal funds or other immediately available funds from the Indemnifying Party to an account designated in writing by the Indemnified Party within two (2) Business Days after such Indemnifiable Claims have been finally determined. To the extent permitted by applicable law, any indemnification payments made under this Article 9 shall be characterized for all tax and other purposes as an adjustment to the Purchase Price, as applicable. In order cover the payment of Indemnifiable Claims to the Buyer from the Seller, the Buyer will withhold 20% of the Share Consideration (the “Share Holdback”) deliverable to the Seller for a period of 12 months following the Closing. Upon final determination of an Indemnifiable Claim payable to Buyer from Seller, the Buyer shall remove and cancel from the Share Holdback such number of Common Shares as is equal to the dollar value of the Indemnifiable Claim divided by the agreed upon per share value of the Common Shares set forth in Section 2.1 for the Purchase Price. Following settlement of any Indemnifiable Claims occurring during the 12 months following the Closing, the Buyer will release and deliver all remaining Share Holdback to the Seller by delivery of a share certificate or DRS advice statement registered in the name of the Seller within 2 Business Days of the end of the 12-month period. In relation to any Indemnifiable Claim finally determined and payable by the Buyer to the Seller, the Buyer shall have the option, in the Buyer’s sole discretion, to settle such Indemnifiable Claim through the issuance of Common Shares at the Per Share Value.

9.7 Exclusive Remedy.

Except in the case of Fraud, the rights and remedies provided for in this Article IX shall be the sole and exclusive rights and remedies of the Indemnified Persons with respect to any matter relating to this Agreement, or otherwise relating to the transactions contemplated hereby or arising under or in connection with this Agreement. Neither party shall avoid the limitations on liability set forth in this Article IX by seeking monetary damages for tort or pursuant to any other theory of liability other than a claim for indemnification under this Article IX. To the extent that the rights and remedies provided for in this Article IX are determined by a court of competent jurisdiction not to be exclusive under circumstances in which no exception to exclusivity contained in this Section 9.7 applies, the provisions of Sections 9.3 and 9.5 shall apply to any remedy available to the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person, other than the Parties and their respective successors and permitted assigns.

10.2 Entire Agreement.

This Agreement and the Related Documents (including the schedules and the exhibits attached hereto) contain all of the agreements between the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, whether written or oral, between the Seller and the Buyer.

10.3 Successors and Assigns.

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, no party shall assign this Agreement without the prior written consent of the other Parties, provided that the Buyer may assign this Agreement to any of its Affiliates or a successor in interest to substantially all of its business.

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10.4 Amendment; Waiver.

This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each Party. No obligation of the Seller to the Buyer shall be waived except by means of a writing signed by the Buyer, and no obligation of the Buyer to the Seller shall be waived except by means of a writing signed by the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.5 Fees and Expenses.

Each Party hereto shall bear its own fees and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby, including the legal, accounting and due diligence fees, costs and expenses incurred by such Party.

10.6 Notices.

All notices, amendments, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, faxed, sent by e-mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Buyer:	Standard Dental Labs Inc.

Suite 308

424 E Central Blvd.

Orlando, FL 32801

Attention: James D. Brooks

Email: james.brooks@standarddentallabs.com

To Seller:	BRLIT DENTAL LABORATORY, INC.

4232 MCINTOSH LANE

SARASOTA, FL 34232

Attention: EMIL BRLIT

Email: brlitdl@verizon.net

With a copy to:	Syprett Meshad, P.A.

1900 Ringling Blvd.

Sarasota, FL 34236

Email: bsorrell@smrl.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by e-mail, on the date of such delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight courier, on the Business Day delivered, and (iii) in the case of mailing, on the fifth Business Day following such mailing. A copy of any notice or other communication sent by e-mail shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally-recognized overnight courier.

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10.7 Governing Law; Arbitration.

(a) Governing Law. To the extent not prohibited by state law all questions concerning the construction, interpretation and validity of this Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of Nevada, without giving effect to any choice or conflict of Law provision or rule, whether in the State of Nevada or any other jurisdiction, that would cause the Laws of any jurisdiction other than the State of Nevada to apply. In furtherance of the foregoing, the internal Law of the State of Nevada shall control the interpretation and construction of this Agreement, even if under the State of Nevada’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily or necessarily apply.

(b) Arbitration. Except to the extent prohibited by law, any dispute or controversy or claim between Seller and Buyer arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association. The site of the arbitration shall be Florida. The arbitration shall be conducted in accordance with the Rules of the Commercial Arbitration Association prevailing at the time the demand for arbitration is made hereunder. Judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction and shall be binding and final. The costs of the arbitration, including administrative and arbitrator’s fees, shall be fully paid by the non-prevailing party. Notwithstanding the foregoing, the parties shall bear the expense of their own attorneys’ fees in accordance with this section.

10.8 Interpretation; Construction.

(a) “Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. “Knowledge” of any Person means the actual knowledge of such Person. When used in the case of the Seller, the term “Knowledge” shall mean the actual conscious knowledge, without the duty of inquiry or investigation, and not the constructive, implied, or imputed knowledge, of Emil Brlit. The use in this Agreement of the term “including” or “include” means “including, without limitation” or “include, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

10.9 Incorporation of Exhibits.

The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

10.10 Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

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10.11 Counterparts; Electronic Signatures

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic counterpart signatures to this Agreement shall be deemed to be original and shall be acceptable and binding.

EXPIRATION OF OFFER: Buyer's offer is open for the Seller's acceptance ONLY UNTIL Dated                       (MM/DD/YYYY) at               . AM PM. Time zone

SELLER’S RESPONSE: (Check one only).

☐ COUNTER OFFER: Seller accepts the terms of this Agreement subject to the attached COUNTER OFFER #1 dated:

☐ REJECTION: Seller hereby informs Buyer the offer presented herein is NOT accepted.

Seller’s rejection signature(s):

☐ ACCEPTANCE: I/We the Seller(s) accept this Asset Purchase Agreement in its entirety and agree to sell the assets of the named Business in accordance with all the terms and conditions stated herein without exception.

[Signature Page Follows]

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WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

THE BUYER

STANDARD DENTAL LABS, INC.

By:	/s/ James D. Brooks	Name: James D. Brooks

Title: CEO, President

THE SELLER

BRLIT DENTAL LABORATORY, INC.

By:	/s/ Emil Brlit	Name: EMIL BRLIT

Title: President

By:	/s/ Elena Brlit	Name: ELENA BRLIT

Title: Treasurer

By:	/s/ David R Damschroder

Name: DAVID R DAMSCHRODER

Title: Vice President

By:	/s/ Elizabeth Damschroder

Name: ELIZABETH DAMSCHRODER

Title: Limited Partner

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ANNEX I

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person (i) a director, officer or 5% or greater shareholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Business” means the business of the Seller, as it exists now or may exist in the future.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, permit, concession, franchise or license.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Employee Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash, equity-based, incentive, bonus, employment, individual consulting, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, supplemental retirement, profit sharing, pension, deferred compensation, savings, or termination, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by the relevant party or any of its subsidiaries, or with respect to which the relevant party or any of its subsidiaries has any current, potential, or contingent liability.

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Environmental, Health and Safety Laws” means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment or natural resources, releases of Hazardous Materials, public health and safety or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

“Fraud” means any material misrepresentation made with the intention of misleading the Party alleging any breach of a representation or warranty.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation are its certificate of incorporation and by-laws.

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“GAAP” means United States generally accepted accounting principles as consistently applied by the Seller.

“Governmental Entity” means any federal, state, local, foreign, political subdivision, court, administrative agency, commission or department or other Governmental Entity or instrumentality.

“Hazardous Materials” means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants or crude oil or any fraction thereof (including as such terms are defined under any Environmental, Health and Safety Law).

“Indemnified Persons” means and includes the Seller Indemnified Persons or the Buyer Indemnified Persons, as the case may be.

“Indemnifying Persons” means and includes the Seller Indemnifying Persons or the Buyer Indemnifying Persons, as the case may be.

“Intellectual Property” means the Intellectual Property Rights of the Seller.

“Intellectual Property Rights” means all intellectual property rights including all Patents, Trademarks, Trade Names, domain names, websites, internet addresses and applications for any of the foregoing, copyrights, copyright rights, manufacturing and other know-how, trade secrets, proprietary processes, formulae and information, computer software, confidential information, franchises, licenses, inventions, marketing materials and other intellectual property, and all documentation and media constituting, describing or relating to the foregoing, including software, manuals, memoranda and records of a Person.

“Inventory” means inventory, including inventories of raw materials, work in process, and finished goods.

“Law” means any law, statute, treaty, rule, directive, regulation, guideline or Order of any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Litigation Expense” means any expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against under Article VIII, including court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and Litigation Expenses), assessments, Tax deficiencies, and Taxes (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Article VIII net of any amounts recovered by the Indemnified Persons under insurance policies with respect to such Loss.

“Material Adverse Effect”' means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, prospects, condition (financial or otherwise) or assets of Seller, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Patents” means all pending, abandoned, expires, completed and issued U.S. and foreign patents and applications therefor, including all reissues, re-examinations, divisions, continuations, continuations-in-part and extensions thereof, foreign equivalents thereto and provisional and non-provisional applications, including Patent Cooperation Treaty (PCT) and regional patent applications.

“Payoff Letter” means a written document provided by a lender or creditor that confirms the outstanding amount owed on a loan or debt as of a specific date, including principal, interest, and any applicable fees, and outlines the terms for fully satisfying the obligation.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

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“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity.

“Proceedings” means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

“Products” means all goods and services produced, distributed, sold, offered or provided by the Seller.

“Buyer Indemnified Persons” means the Buyer, its Affiliates, successors and assigns, and the shareholders, directors, officers, managers, members, partners, trustees, subsidiaries, employees, contractors, subcontractors, attorneys, intermediaries, brokers or other agents, or representatives of the foregoing.

“Buyer Indemnifying Persons” means the Buyer and its successors and assigns.

“Buyer Losses” means any and all Losses sustained, suffered or incurred by any of the Buyer Indemnified Persons.

“Representatives” means officers, directors, employees, agents, attorneys, accountants and financial advisors of the Buyer or the Seller, as the case may be.

“Seller Indemnified Persons” means the Seller and its Affiliates, successors and assigns and the officers and directors of each of the foregoing.

“Seller Indemnifying Persons” means the Seller and its Affiliates, including the owners of the Seller, and their successors and assigns.

“Seller Losses” means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person.

“Shareholder” means any individual or entity holding shares or membership units of a company or corporation.

“Share Consideration” means the Buyer’s Common Shares.

“Tax” or “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, environmental (including taxes under Code Section 59A), social security, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Taxing Authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity that has the authority to determine the amount of or collect any Taxes.

“Trademarks” means all pending, expired, abandoned, registered, unregistered, and common law U.S. and foreign trademark applications and trademarks, service mark applications and service marks, designs, logos, and trade dress, including the goodwill related to the foregoing, and all federal and state registrations thereof.

“Trade Names” means (i) names, (ii) brand names, (iii) business names and (iv) logos and all other names and slogans.

“Trading Price” means (i) as to the Share Consideration, the five (5) day volume weighted average trading price for shares of Share Consideration for the five (5) Business Day period immediately preceding the Closing Date (the “Closing Trading Price”);

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SCHEDULE 1.1(a)

PURCHASED ASSETS

[List Purchased Assets]

1	Cyclone Dust Collector x 3
2	Voyager Dust Collector x 8
3	Ray Forest Model Trimmer x 2
4	Whip Mix Combination Unit x 3
5	Nobilium Duplication Material Melting
6	Denture Hydraulic Press
7	Injector Dentsply success
8	Steemer Grobet usa
9	Index System Mark 2 x 3
10	Comeo Microblaster x2
11	Jelrus Temp Marter Furnace
12	DLS Furnace
13	Work Benches -14 Dental Techncians
14	intentionally deleted
15	Style Pocelain
16	Zircornia Pucks
17	Denture Teeth
18	TCS Melting Unit Furnace
19	Air Compressor x 2
20	Computers
21	Laser Welder
22	Boilout Tank
23	Denture Flasks
24	D. Springs
25	Attachments/Implants
26	Porcilain Furness / Programat P-200 x 2
27	Porcilain Furness / Programat P-310
28	Porcilain Furness / Programat P-500
29	Porcilain Furness / Programat EP-5000
30	IPS -Empess Ivoclar
31	Infinity L-30 Jelrus
32	Ceramill Therm S
33	Ceramill Therm / Girrbach
34	Ceramill Map 400 Scaner

33

35	3 Shape
36	Ceramill Motion 2 Dry/WEt - Milling
37	Ceramill Motion 2 Dry milling
38	E-Tec - 3D Printer
39	Sonic Mini 8k 3D Printer x 3
40	Electric Hadpiece Buffalo x4
41	Buffalo - Lathe x 2
42	Redwing Lathe x 2
43	Wells Hadpiece x 3
44	Hyundai delivery vehicle
45	Kia delivery vehicle
46	Business telephone land lines
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64

34

SCHEDULE 1.1(b)

ASSIGNED CONTRACTS & CONSENTS TO TRANSFER

[List any assigned Contracts or Consents here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32

35

SCHEDULE 1.1(i)

TRANSFERRED PERMITS

[List any Transferred Permits here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32

36

SCHEDULE 1.2

ADDITIONAL EXCLUDED ASSETS

Certain assets of the Seller shall be excluded from the list of included Purchased Assets as follows:

1	Business Checking
2	Business Savings
3	T-Mobile cellular phone plan
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32

37

SCHEDULE 1.3(c)

ASSUMED LIABILITIES

Certain liabilities of the Seller shall be assumed by the Buyer as follows:

1	Current Lease
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32

38

SCHEDULE 1.4(n)

RETAINED LIABILITIES

Certain liabilities of the Seller shall be retained by the Seller as follows:

1	To be completed
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32

39

SCHEDULE 4.6

LITIGATION

Seller confirms the following litigation (and related legal matters) is pending against DDL:

1	To be completed
2
3
4
5

40

SCHEDULE 4.8

PERMITS

[List any included Permits here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10

41

SCHEDULE 4.10

WARRANTIES

[List any included Warranties here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10

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SCHEDULE 4.21

RELATIONSHIPS WITH AFFILIATES

[List any Relationships with Affiliates here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25

43

SCHEDULE 5.4

INTELLECTUAL PROPERTY

[List any included Intellectual Property here]

1	To be determined prior to closing
2
3
4
5
6
7
8
9
10

44

APPENDIX A

INVESTOR CERTIFICATE

TO:Standard Dental Labs, Inc. (the “Company”)

RE:Purchase of Common Shares of the Company

Ladies and Gentlemen:

1. The undersigned owner of Brlit Dental Laboratory, Inc. (“BDL”) hereby delivers this certificate in connection with their receipt of shares of common stock of the Company pursuant to that certain Asset Purchase Agreement by and between BDL and the Company to which this Investor Certificate is attached.

2. By executing this Investor Certificate, the undersigned represents, warrants and covenants (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whom it is contracting hereunder) to the Company that:

(a)	it has received a copy, for its information only, of the Offering Memorandum dated November 25, 2025, and it has had access to such additional information, if any, concerning the Company as it has considered necessary in connection with its investment decision to acquire the Common Shares;

(b)	it understands and acknowledges that the Common Shares have not been and may never be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States, and that the offer and sale of the Common Shares to it are being made in reliance upon Rule 506(b) of Regulation D (“Regulation D”) under the Securities Act and/or Section 4(a)(2) of the Securities Act and similar exemptions under applicable securities laws of any state of the United Sta tes;

(c)	it is an either (check one):

o	“accredited investor” meeting one or more of the criteria described in Rule 501(a) of Regulation D (“Accredited Investor”), or

o	not an Accredited Investor, but either alone or with his or her representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Common Shares;

(d)	it is not acquiring the Common Shares with a view to any resale, distribution or other disposition of the Common Shares in violation of United States federal or state securities laws;

(e)	it alone, or with the assistance of its own professional advisors, has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of its investment in the Common Shares, and it is able, without impairing its financial condition, to hold the Common Shares for an indefinite period of time and bear the economic risk, and withstand a complete loss, of its investment;

(f)	it acknowledges that it has not purchased the Common Shares as a result of any “general solicitation” or “general advertising” (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

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(g)	it understands and acknowledges that the Common Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and may not be offered, sold, pledged or otherwise transferred, directly or indirectly, unless pursuant to a registration statement declared effective by the Securities and Exchange Commission (the “SEC”) or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any restrictive legend imprinted thereon;

(h)	upon the original issuance of the Common Shares and until such time as it is no longer required under applicable requirements of the Securities Act or applicable securities laws of any state of the United States, all certificates or statements representing the Common Shares and all certificates or statements issued in exchange therefor or in substitution thereof, shall bear a legend substantially in the following form:

(i)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF STANDARD DENTAL LABS INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS..”

(j)	it consents to the Company making a notation on its records or giving instructions to any transfer a gent of the Common Shares to implement the restrictions on transfer set out herein;

(k)	it understands and acknowledges that the Company is not obligated to file and has no present intention of filing with the SEC or with any state securities administrator any registration statement in respect of re-sales of the Common Shares;

(l)	it is relying on the information contained in the Offering Memorandum in making its investment decision with respect to the Common Shares. It further acknowledges that the Company has not made any representation or given any information to it with respect to the Company or the offering or sale of the Common Shares other than the information contained in the Offering Memorandum. It has had access to such financial and other information concerning the Company and the Common Shares as it has deemed necessary in connection with its decision to purchase the Common Shares, including an opportunity to ask questions of, and request information from, the Company;

(m)	it understands that the investment in or holding, acquisition, exercise or disposition, as applicable, of the Common Shares may have tax consequences under the laws of the United States and that it is the sole responsibility of the purchaser to determine a nd assess such tax consequences as may apply to its particular circumstances;

(n)	it acknowledges that it has obtained independent legal, income tax and investment advice with respect to its receipt of the Common Shares under the APA and, accordingly, has had an opportunity to acquire an understanding of the meanings of all terms contained herein relevant to the purchaser for purpose of giving the representations, warranties and covenants contained herein; and

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(o)	if the Company is ever deemed to be, or to have been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the Securities Act may not be available for re-sales of the Common Shares, and (ii) the Company is not obligated to take, and has no present intention of taking, any action to make Rule 144 under the Securities Act (or any other exemption) available for re-sales of the Common Shares.

3. The undersigned understands and acknowledges that it is making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company in determining its eligibility to purchase Common Shares.

4. The Company shall be entitled to rely on delivery of a facsimile or electronic copy of this certificate, and acceptance by the Company of a facsimile or electronic copy of this certificate shall create a legal, valid and binding agreement among the undersigned and the Company in accordance with the terms hereof.

SIGNATURE OF OWNER

(Full Name of Owner - please print)

(Authorized Signature)

(Name and Official Capacity - please print)

[Signature Page Follows]

47

APPENDIX A

INVESTOR CERTIFICATE

Seller Signature Page

By:	/s/ Emil Brlit	Name: EMIL BRLIT

Title: President

By:	/s/ Elena Brlit	Name: ELENA BRLIT

Title: Treasurer

By:	/s/ David R Damschroder

Name: DAVID R DAMSCHRODER

Title: Vice President

By:	/s/ Elizabeth Damschroder

Name: ELIZABETH DAMSCHRODER

Title: Limited Partner

48